Exhibit 4.9

KPMG LLP
Chartered Accountants	Telephone	(403) 691-8000
2700 205 – 5th Avenue SW	Telefax	(403) 691-8008
Calgary AB T2P 4B9	Internet	www.kpmg.ca
To the securities regulatory authorities in each of the provinces of Canada
Dear Sirs/Mesdames:
Re:   Precision Drilling Corporation (the “Corporation”)
We refer to the short form base shelf prospectus of the Corporation dated July 6, 2010 in connection with the offer and issue, from time to time, of common shares, preferred shares, debt securities, warrants, subscription receipts and units of the Corporation (the “Prospectus”).
We consent to the use, through incorporation by reference in the Prospectus, of our report dated March 10, 2010 to the unitholders of Precision Drilling Trust (the “Trust”) on the following financial statements:
Consolidated balance sheets as at December 31, 2009 and 2008; and
Consolidated statements of earnings and retained earnings (deficit), comprehensive income (loss), and cash flow for each of the years in the three-year period ended December 31, 2009.
We also consent to the incorporation by reference in the Prospectus of our report to the Board of Directors of 1521500 Alberta Ltd. on the balance sheet of 1521500 Alberta Ltd. as at April 7, 2010. Our report is dated April 7, 2010.
We report that we have read the Prospectus and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the financial statements upon which we have reported or that are within our knowledge as a result of our audits of such financial statements.
This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.
Yours very truly,
Chartered Accountants
Calgary, Canada
July 6, 2010
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